EXHIBIT 99.3

THIRD QUARTER FISCAL 2023

INVESTOR QUESTIONS & ANSWERS

June 6, 2023

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	Net sales for the third quarter were $2.93 billion, a decrease of 37.1% compared to the record third quarter of fiscal 2022 and a decrease of 15.3% over the same quarter of fiscal year 2021.
•	Consolidated gross profit margin for the third quarter was 14.8%, a decrease of 250 basis points when compared to the third quarter of fiscal year 2022 and a 20 basis point increase compared to the third quarter of fiscal year 2021.
•	Earnings per share for the third quarter were $2.24 per diluted share, down from $6.32 per diluted share in the same period of the prior fiscal year and down from $3.29 per diluted share in the third quarter of fiscal year 2021.
•	Net cash provided by operations for the first nine months of fiscal 2023 was $474.1 million as compared to net cash provided by operations of $637.5 million for the first nine months of fiscal 2022 and net cash used in operations of $175.1 million for the first nine months of fiscal 2021.
•	The Company is raising the low end of its full year fiscal 2023 diluted earnings per share guidance from the previous range of $5.50 to $6.50 to the updated range of $5.80 to $6.50.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Market Update	3
Operations Update	4
Financial Update	6

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	8
Summary of Key Quarterly Segment Data – North American Motorized RVs	9
Summary of Key Quarterly Segment Data – European RVs	10

Forward-Looking Statements	11

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s early calendar 2023 retail sales have been impacted by the current macroeconomic conditions faced by consumers and dealers, including higher inflation and interest rates. While near-term North American industry retail demand has significantly softened from the record calendar 2021 level and strong 2022 levels, we anticipate the recent softness in demand to be temporary as interest in the RV lifestyle continues to grow. To be clear, we acknowledge that the temporary nature of the softness is directly tied to strong headwinds faced by consumers from the current macro environment and expect that the softness will persist until those forces begin to ease up on the consumer. The Recreational Vehicle Industry Association (“RVIA”) recently updated their wholesale unit shipments forecast for calendar year 2023 to reflect the current shift in market demand trends. The RVIA forecast now estimates total North American wholesale shipments in calendar year 2023 to be between 287,200 and 307,000 units, down from the record unit shipments in calendar year 2021 of 600,240 and unit shipments in calendar 2022 of 493,268.

•	Market demand conditions in Europe.

Similar to North America, European retail sales have been impacted by current macroeconomic conditions. However, we have seen relative strength in consumer demand when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first quarter of calendar year 2023 decreased 6.9% compared to the same period of calendar 2022. Due to chassis constraints, independent RV dealer inventory levels of our motorized European RV products are generally below pre-pandemic levels in the various countries we serve, including within Germany, which accounts for approximately 60% of our European product sales.

•	Order backlogs.

Consolidated RV backlog was $5.5 billion as of April 30, 2023. North American RV backlog was $2.0 billion as of April 30, 2023, a decrease of 81.6% compared to $11.0 billion as of April 30, 2022. European RV backlog was $3.5 billion as of April 30, 2023, an increase of 20.7% compared to $2.9 billion as of April 30, 2022.

•	Near-term and long-term RV industry outlook in both North America and Europe.

The industry has experienced a significant slowdown in retail activity as consumers have been adversely impacted by elevated prices, higher interest rates, and inflation. However, high RV utilization, strong show attendance and high repeat buyer intentions in the face of a decreasing appetite to purchase in the short-term exhibits the resilience of consumer interest in the RV lifestyle. While we remain cautious and continue to expect near-term demand to be materially impacted by the current macroeconomic conditions, particularly in North America, our long-term optimism remains undeterred. Our positive long-term outlook is supported by favorable demographics, strong interest in the RV lifestyle and a favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The growth in industry-wide RV sales in recent years has also resulted in exposing a much wider range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners due to the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners and various governmental agencies into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

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Q&A

MARKET UPDATE

1.	Can you comment on the North American market demand environment in calendar 2023? What is your current forward-looking outlook?

a.	Despite strong underlying interest for the RV lifestyle, calendar 2023 retail activity has been negatively impacted by near-term macroeconomic pressures, particularly in North America. Given these economic headwinds, we experienced softening demand trends to begin calendar 2023 with approximate 20%+ year-over-year declines in North America retail registrations through April 30, 2023. However, we were encouraged by an uptick in retail activity as we exited our fiscal third quarter with further improvement in May. Despite suggested improvement in May retail registrations of THOR products (expected to be down low-single-digits y/y), we remain cautious as consumers continue to adjust to increasing interest rates, persistent inflation and constrained discretionary spending. While we acknowledge there is a wide range of potential retail sales scenarios, based on current conditions, we expect North American retail registrations to eclipse 350,000 units for calendar 2023 and to outpace the RVIA’s forecasted 2023 wholesale shipment range of between 287,200 and 307,000 units as dealers adjust lot inventory to a lower level to offset carrying costs. We will continue to closely monitor economic conditions and the potential impact on our production volumes.

While near-term demand will continue to be influenced by macroeconomic conditions, we believe that the recent softening in demand will be temporary, and in the longer term, we remain strongly optimistic about both the industry’s and THOR’s future growth. Based upon recent THOR and industry studies, we continue to believe that future retail demand will exceed historical, pre-pandemic levels. This longer-term optimism is supported by data that indicates interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remains high, consumer satisfaction among RV owners is very strong, and repeat buyer intentions reaffirm the “stickiness” of the RV lifestyle. The strength of the consumer’s interest in the lifestyle has also been demonstrated by strong show attendance across North America despite the macro pressure on consumers. Given these facts, we believe that retail demand should rebound once current macroeconomic risks subside.

2.	Can you comment on the current wholesale and retail financing environment?

a.	Overall, we believe both the dealer and consumer credit environments are healthy despite rising interest rates. Feedback from larger lenders suggests dealer liquidity remains healthy with ample levels of available credit line utilization. Additionally, wholesale lenders remain disciplined with curtailments, motivating dealers to focus on turning inventory. Feedback on retail financing has also been positive. Despite slightly tightening credit standards, credit is still broadly available to creditworthy consumers.

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OPERATIONS UPDATE

1.	Can you comment on current independent dealer inventory levels of THOR products in both North America and Europe? How many model year 2022 units are currently in channel inventory?

a.	Given the current dynamic market conditions and macroeconomic uncertainty, we continue to work closely with our independent dealer partners in aligning the levels and mix of field inventory. As we communicated last quarter, we believed North American dealer inventory levels for most of our towable products as of January 31, 2023 were slightly higher than dealers’ desired levels. As a result of our continued disciplined production approach, our operating teams were able to assist independent dealers in successfully destocking approximately 8,300 units in the quarter, largely comprised of towable products. In addition, our teams reduced a substantial number of prior-model-year units of THOR products from channel inventory. In the near term, we are working with independent dealers to further reduce their inventory levels as we approach the July release of model year 2024 towable products and as dealers mitigate the impact of elevated interest rates and other associated carrying costs.

Furthermore, as of June 1st, we estimate that North American model year 2022 units comprised approximately 25% of total field inventory of THOR products. Looking ahead, we expect this percentage to drop below 10% by the end of our fiscal fourth quarter. Overall, we remain confident in our ability to assist dealers in optimizing the mix and levels of field inventory and believe our disciplined approach to production positions us to perform well entering our fiscal 2024.

Within our European segment, despite restocking progress made in the fiscal third quarter, independent dealer inventory generally remains below optimal levels for motorized units. As chassis supply constraints continue to ease, we expect to complete the restocking cycle in the first half of fiscal 2024.

2.	How are you planning North American production levels through the balance of calendar 2023? Are you in agreement with the RVIA’s updated wholesale unit shipment forecast for calendar years 2023 and 2024?

a.	Consistent with historical trends, we expect to sustain production levels lower than demand levels through the balance of our fiscal year and leading up to our North America Dealer Open House held in September. Looking ahead to the fourth quarter of fiscal 2023, our operating companies are planning to take extended downtime compared to previous fiscal years as we look to further reduce near-term production volumes and assist independent dealers in driving channel inventory to lean levels. Our efforts to move model year 2022 units through the retail cycle and our disciplined production of model year 2023 units to lower overall channel inventory levels position us well for the model year 2024 rollout. Given the current focus of dealers to sell through prior model year inventory and adjust to the current interest rate environment, we believe dealers are being prudent in regards to the levels of inventory they carry in this market environment. As we enter our fiscal 2024, we do expect a return to normal seasonality in our production schedules. Our teams will continue to work closely with our dealer partners in monitoring retail demand to ensure we can respond quickly to shifts in market demand and adjust our production plans in a disciplined manner.

As a result of our operating teams’ and independent dealer partners’ prudent inventory management approach, we have incrementally reduced our planned wholesale shipment volumes for calendar 2023. This is aligned with the RVIA’s June forecast, which was revised lower and now projects total North American wholesale shipments in calendar year 2023 to range between 287,200 and 307,000 units with a most likely total of approximately 297,100 units. We are also in agreement with the RVIA that the industry will return to growth in calendar 2024, although we note that level of growth experienced will ultimately depend on the timing of easing macroeconomic pressures.

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3.	It was reported last week that THOR companies have already begun to ship model year 2024 towable products to dealers. Is this report true?

a.	No. This report was not true.

4.	Can you comment on the strong performance and outlook of THOR Industries’ European segment?

a.	We delivered strong fiscal third quarter performance in our European segment with stronger than previously expected revenue growth and profitability. European RV income before income tax for the current quarter was $72.4 million, an increase of $51.8 million over the prior-year period. These strong results reflect the efforts of our European management team, favorable price-cost realization, operational efficiencies and moderate improvements in chassis supply. We also continue to experience relative strength in consumer demand when compared to North America. European retail registrations decreased just 6.9% for the first calendar quarter of 2023 compared to the same period in calendar 2022, in part helped by a historically higher percentage of cash buyers in Europe as well as improved supply of motorized products.

Looking ahead, as chassis and other supply constraints continue to ease, we expect to complete the restocking cycle for motorized products in the first half of fiscal 2024. Germany recently reported that it is in a technical recession, and we will monitor the macro environment closely and adjust production accordingly. However, despite the short term macroeconomic challenges, we continue to hold strong optimism for our long-term performance in Europe. Our European segment backlog value of approximately $3.5 billion as of April 30, 2023 remains strong and indicative of the strong interest in the RV lifestyle. In addition, we continue to execute against operational initiatives to help enhance our long-term profitability. In April, we commenced our initial commercial operations at our Nowa Sól, Poland manufacturing facility. While not currently material to our current or fiscal 2023 operating results, we plan to gradually introduce new brands and scale production through fiscal 2026 in order to expand the reach of our product offering in Europe and realize margin enhancing benefits.

5.	What actions are you taking to combat the concern regarding current affordability for RV products?

a.	We are mindful that significant and persistent inflation and rising interest rates have had an impact on current consumer affordability. While the macro factors are out of our control, we have enacted strategies to mitigate these external challenges. We remain focused on working with our independent dealer partners to create buying propositions that resonate with retail customers, working with our suppliers to lower input costs and introducing new product offerings at value price points across the THOR family of operating companies. In our fiscal third quarter, we successfully introduced a number of these strategies and realized favorable results in the face of persistent macroeconomic pressures which are not unique to the RV industry. We continue to observe strong interest and intent to purchase RV products, and we expect the easing of inflation and pricing should offer some relief. Additionally, the RV lifestyle continues to offer consumers an affordable value proposition compared to other forms of leisure travel.

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FINANCIAL UPDATE

1.	North American Towable third quarter of fiscal 2023 gross margin of 12.8% rebounded from the second quarter of fiscal 2023 gross margin of 6.4%, yet remains below recent historical levels. What commentary can you provide around the cadence of North American Towable gross margins?

a.	As previously communicated, we expected the second quarter of fiscal 2023 to be a trough quarter in terms of towable gross margins as a result of the significantly lower sales levels, extended plant shutdowns and decisive pricing actions taken to move model year 2022 towable units through the inventory channel. The sequential improvement in fiscal third quarter towable gross margin was driven by seasonally higher towable production and sales levels, the benefit of an improved material cost environment having worked through higher cost inventory in previous quarters and enacted cost initiatives targeted at keeping our operating costs in line with market conditions. Looking ahead to the fiscal fourth quarter, given our efforts to move model year 2022 units through the retail cycle and our disciplined production of model year 2023 units to lower overall channel inventory levels, we anticipate production levels to contract versus fiscal third quarter levels ahead of the model year 2024 rollout. Furthermore, we are mindful that an elevated level of incentives and promotional activity may be needed on certain products to support our dealers in rebalancing the mix of channel inventory, but we expect the level of incentives to ease as the channel inventory mix is rebalanced toward model year 2023 and the upcoming model year 2024 product.

In addition, we continue to take steps to address incremental costs through a combination of product decontenting/recontenting, material sourcing strategies and the introduction of new, value-enhancing product offerings across the THOR family of operating companies. As such, we do expect a return to more historical towable gross margin levels.

2.	The Company updated its financial guidance for full-year fiscal 2023 in its press release today. What are the key assumptions included in your updated outlook?

a.	The Company updated its most recent full-year fiscal 2023 guidance, which includes:

•	Consolidated fiscal 2023 net sales in the range of $10.5 billion to $11.0 billion (previously $10.5 billion to $11.5 billion)

•	Consolidated gross profit margin for fiscal 2023 in the range of 13.8% to 14.2% (previously 13.4% to 14.2%)

•	Diluted earnings per share for fiscal 2023 in the range of $5.80 to $6.50 (previously $5.50 to $6.50)

The updated full-year guidance reflects the strong underlying performance of our fiscal third quarter results as well as our continued cautious outlook for our fourth quarter of fiscal 2023 given the ongoing volatility and macroeconomic uncertainty impacting consumer demand. We remain focused on running the business in a disciplined manner that maximizes profitability across our business cycle. As a result, we reduced the top end of our previous full-year consolidated net sales range to reflect a reduction in planned production volumes, largely for towable products. We continue to target production levels lower than demand levels in the near term to assist independent dealers in driving channel inventory to lean levels ahead of the towable model year changeover. Given the current interest rate environment and softer demand environment, we believe a prudent and disciplined production approach is appropriate as we close out fiscal 2023.

Despite narrowing the consolidated net sales range to the lower end of the previous range, the Company raised the low end of its previous full-year fiscal 2023 gross profit margin and diluted earnings per share guidance ranges, reflecting our strong third-quarter results. In addition to the strong contribution from our European segment, our North American operating teams successfully worked with our independent dealers to reduce channel inventory, rightsized our product offerings based on current demand trends and continued to leverage our variable cost model in an effort to achieve solid margins relative to broader market conditions.

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Looking ahead to the fiscal fourth quarter, given our expected reduction in North American production, we do expect to experience incremental margin pressure compared to our fiscal third quarter due to a loss of operating leverage on lower unit production and shipment volumes. Furthermore, given our targeted commercial actions to optimize channel inventory of towable products with our independent dealer partners, we are mindful that an elevated level of incentives and promotional activity may be necessary to assist our independent dealers in moving previous model year product through the channel. We expect to enter our fiscal 2024 with right-sized channel inventory to position the Company for improved financial performance in fiscal 2024.

3.	You have generated strong year-to-date cash flow with net cash provided from operations of $474.1 million, inclusive of $288.8 million in the third fiscal quarter. Can you comment on expected cash flow generation going forward? Given your financial position, what are your cash priorities?

a.	Net cash provided by operating activities for the nine months ended April 30, 2023, totaled $474.1 million, largely as a result of our favorable operating performance in a challenging market environment. Given the strong performance of our European segment and successful employment of our proven variable cost model in North America, we generated $511.5 million in cash from operations before changes in working capital, which resulted in a net use of $37.4 million of operating cash during the first nine months of fiscal 2023. With respect to net working capital, given recent supply chain volatility, we have been carrying elevated levels of inventory, including chassis and safety stock of certain components. As we return to a more normalized operating environment, we will continue to reduce our net working capital levels, enabling us to further improve operating cash flow.

Additionally, we continue to maintain a strong balance sheet. We ended our fiscal third quarter with a total liquidity of $1.3 billion, including cash and cash equivalents totaling $353.2 million and approximately $950.0 million of availability under our ABL. Our solid cash generation in the third quarter allowed the Company to pay down $90.0 million on our Term Loan B and $35.0 million on our ABL as well as repurchase 210,799 shares of our common stock at a weighted-average price of $78.75 for an aggregate purchase price of approximately $16.6 million. Subsequent to the end of the fiscal third quarter, we paid down an additional $85.0 million on our Term Loan B and made principal payments totaling $50.0 million to fully pay off the outstanding balance on our ABL, further solidifying an already strong balance sheet amid a soft macroeconomic environment. Looking ahead, we remain committed to maintaining a strong balance sheet and leveraging our strong cash flow to drive enhanced shareholder value.

Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital. We will continue to focus on reinvesting in our businesses, paying our dividend, reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in innovation. The Company operated in-line with its stated capital allocation strategy in the fiscal third quarter and subsequent to quarter end, prioritizing paying down debt amid a challenging market and high interest rate environment. Executing on our share repurchase program also remains a high priority for our management team and we expect to see additional share repurchases in the fourth quarter of fiscal 2023.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
North American Towables
Travel Trailers	$679,753	$1,655,846	(58.9)%
Fifth Wheels	444,657	984,291	(54.8)%
Total North American Towables	$1,124,410	$2,640,137	(57.4)%

# OF UNITS:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
North American Towables
Travel Trailers	22,257	55,660	(60.0)%
Fifth Wheels	7,459	13,890	(46.3)%
Total North American Towables	29,716	69,550	(57.3)%

ORDER BACKLOG	As of April 30, 2023	As of April 30, 2022	% Change
North American Towables	$757,127	$6,899,675	(89.0)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date March 31,
	2023	2022
U.S. Market	41.0%	39.9%
Canadian Market	43.3%	36.7%
Combined North American Market	41.1%	39.7%

(1) Source: Statistical Surveys, Inc. CYTD March 31, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
North American Motorized
Class A	$238,972	$474,674	(49.7)%
Class C	390,839	335,444	16.5%
Class B	166,129	242,927	(31.6)%
Total North American Motorized	$795,940	$1,053,045	(24.4)%

# OF UNITS:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
North American Motorized
Class A	1,206	2,463	(51.0)%
Class C	3,563	3,131	13.8%
Class B	1,434	2,279	(37.1)%
Total North American Motorized	6,203	7,873	(21.2)%

ORDER BACKLOG	As of April 30, 2023	As of April 30, 2022	% Change
North American Motorized	$1,263,071	$4,100,040	(69.2)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date March 31,
	2023	2022
U.S. Market	47.6%	50.1%
Canadian Market	51.6%	58.8%
Combined North American Market	47.7%	50.6%

(1) Source: Statistical Surveys, Inc. CYTD March 31, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
European
Motorcaravan	$394,359	$389,914	1.1%
Campervan	282,415	150,157	88.1%
Caravan	116,412	114,772	1.4%
Other	73,565	69,159	6.4%
Total European	$866,751	$724,002	19.7%

# OF UNITS:	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	% Change
European
Motorcaravan	5,339	6,368	(16.2)%
Campervan	5,694	4,171	36.5%
Caravan	4,560	5,462	(16.5)%
Total European	15,593	16,001	(2.5)%

ORDER BACKLOG	As of April 30, 2023	As of April 30, 2022	% Change
European	$3,474,324	$2,878,052	20.7%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year to Date March 31,
	2023	2022
Motorcaravan and Campervan (2)	19.9%	22.0%
Caravan	18.0%	16.6%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date March 31, 2023 and 2022. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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